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                                  EXHIBIT 22.1


                          SUBSIDIARIES OF THE COMPANY


Name of Subsidiary                                                           State of Incorporation
------------------                                                           ----------------------
1.  Schlotzsky's Real Estate, Inc.                                                   Texas

2.  Schlotzsky's Restaurant, Inc.                                                    Texas

3.  Schlotzsky's Brands, Inc.                                                        Texas

4.  Schlotzsky's Equipment Corporation                                               Texas

5.  DFW Restaurant Transfer Corporation                                              Texas

6.  56th & 6th, Inc.                                                                 Texas

7.  SREI Turnkey Development, L.L.C.                                                 Texas